UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     February 5, 2008

ECOLAB INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9328	41-0231510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

370 Wabasha Street North, Saint Paul, Minnesota		55102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:     651-293-2233

(Not applicable)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On February 5, 2008, Ecolab Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and JP Morgan Securities Inc., as representatives of the several underwriters listed therein (the “Underwriters”), pursuant to which the Company agreed to issue and sell to the Underwriters $250,000,000 aggregate principal amount of its 4.875% Notes due 2015 (the “Notes”). The Notes will be issued pursuant to an Amended and Restated Indenture (the “Indenture”), dated January 9, 2001, by and between the Company and The Bank of New York Trust Company, N.A., as trustee, as supplemented by a supplemental indenture, dated February 8, 2008 (the “Supplemental Indenture”).

The Notes bear interest at the rate of 4.875% per year. Interest on the Notes is payable on February 15 and August 15 of each year, beginning on August 15, 2008. The Notes will mature on February 15, 2015. Upon 30 days’ notice to holders of the Notes, the Company may redeem the Notes for cash in whole, at any time, or in part, from time to time, prior to maturity, at redemption prices that include accrued and unpaid interest and a make-whole premium, as specified in the Indenture and Supplemental Indenture. The Indenture limits the ability of the Company to incur certain liens or consolidate, merge or sell all or substantially all of its assets. The Notes will be unsecured and unsubordinated obligations of the Company and will rank equally with all of the Company’s existing and future unsecured and unsubordinated indebtedness from time to time outstanding. The Indenture also contains customary event of default provisions. Subject to certain limitations, in the event of the occurrence of both (1) a change of control of the Company and (2) a downgrade of the Notes below investment grade rating by both Moody’s Investors Services, Inc. and Standard & Poor’s Ratings Services within a specified time period, the Company will be required to make an offer to purchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of repurchase.

The public offering price of the Notes was 99.805% of the principal amount. The Company expects to receive net proceeds (before expenses) of approximately $247.95 million and to use such net proceeds to, among other things, repay a portion of its commercial paper borrowings, which commercial paper borrowings were issued for general corporate and working capital purposes and, as previously reported, to finance a portion of the Company’s acquisitions of Microtek Medical Holdings, Inc. and Ecovation, Inc.

The Notes were offered and sold pursuant to the Company’s automatic shelf registration statement on Form S-3 (Registration No. 333-149052) under the Securities Act of 1933, as amended, which was filed and became effective on February 5, 2008. The Company has filed with the Securities and Exchange Commission a prospectus supplement, dated February 5, 2008, together with the accompanying prospectus, dated February 5, 2008, relating to the offering and sale of the Notes.

The above description of the Underwriting Agreement, the Indenture, the Supplemental Indenture and the Notes is qualified in its entirety by reference to the Underwriting Agreement, the Indenture, the Supplemental Indenture and the Notes, each of which is incorporated herein by reference and are attached to this Current Report on Form 8-K as Exhibits 1.1, 4.1, 4.2 and 4.3, respectively.

The underwriters and their affiliates have performed, from time to time, and may in the future perform, various investment banking, commercial lending, financial advisory and other services for the Company, including participating as lenders under the Company’s revolving credit facilities, for which they received or will receive customary fees and expenses.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the Notes is hereby incorporated by reference into this Item 2.03, insofar as it relates to the creation of a direct financial obligation.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits.

1.1

Underwriting Agreement, by and among Ecolab Inc. and Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and JP Morgan Securities Inc., as representatives of the several underwriters listed therein

4.1

Amended and Restated Indenture, dated as of January 9, 2001, between the Company and The Bank of New York Trust Company, N.A. (successor in interest to J.P. Morgan Trust Company, National Association, and Bank One, National Association), as Trustee (incorporated by reference to Exhibit (4)A of our Form 8-K dated January 23, 2001)

4.2	Supplemental Indenture, dated as of February 8, 2008, between the Company and The Bank of New York Trust Company, N.A.
4.3	Form of Note (included in Exhibit 4.2 above)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLAB INC.

Date: February 8, 2008	By:	/s/ Sarah Z. Erickson
By: Sarah Z. Erickson
Its: Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description	Method Of Filing

1.1

Underwriting Agreement, by and among Ecolab Inc. and Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and JP Morgan Securities Inc., as representatives of the several underwriters listed therein

Filed herewith electronically
4.1

Amended and Restated Indenture, dated as of January 9, 2001, between the Company and The Bank of New York Trust Company, N.A. (successor in interest to J.P. Morgan Trust Company, National Association, and Bank One, National Association), as Trustee

Incorporated by reference to Exhibit (4)A of our Form 8-K dated January 23, 2001
4.2	Supplemental Indenture, dated as of February 8, 2008, between the Company and The Bank of New York Trust Company, N.A.	Filed herewith electronically
4.3	Form of Note	Included in Exhibit 4.2 above